THE COEUR D'ALENES COMPANY
PO Box 2610
Spokane, Washington
99220-2610

Notice of Annual Meeting of Shareholders to be held April 15, 2002

TO THE SHAREHOLDERS OF THE COEUR D'ALENES COMPANY

The Annual Meeting of the Shareholders of The Coeur d'Alenes Company, an Idaho corporation ("Cd'A" or the "Company"), will be held on Monday, April 15, 2002 at 1:30 p.m. Pacific Standard Time at the offices of the Company, 3900 E. Broadway, Spokane WA, (the "Annual
Meeting"), for the following purposes:



1. To elect five directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected or appointed.

2. To consider and vote upon a proposal to approve the appointment of BDO Seidman as independent certified public accountants of the Company for fiscal 2002.

3. To consider and vote upon a proposal to amend the Company's articles of incorporation to effect a reverse split followed by a forward stock split of the Company's common stock.

4. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.


The close of business on March 1, 2002, has been designated as the record date for the determination of Shareholders entitled to notice and to vote at the Annual Meeting or any adjournments thereof.

By order of the Board of
Directors
Spokane, Washington
Arlene Coulson
Secretary

	YOUR VOTE IS IMPORTANT

The Board of Directors has nominated five persons for election as directors, all of whom currently act as directors of the Company. If a quorum is present at the Annual Meeting, a plurality of the shares present is necessary for the election of directors and a majority of the shares present is necessary for the approval of the appointment of independent public accountants. We consider the vote of each Shareholder important, whatever the number of shares held. Please sign, date and return your proxy in the enclosed envelope at your earliest convenience. The prompt return of your proxy will save expense to your Company.
 The cost of solicitation will be borne by the Company.

The Board of Directors solicits the execution and prompt return of the accompanying proxy.



	THE COEUR D'ALENES COMPANY
	PO Box 2610
	Spokane, Washington
	99220-2610

	PROXY STATEMENT

Proxies, Solicitation and Voting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form to be used at the Annual
Meeting of Shareholders on April 15, 2002. It was mailed to shareholders on or about March 8, 2002.
Properly executed and dated proxies received will be voted in accordance with instructions thereon. If no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted for the election of the nominees for directors designated below, for the approval of the appointment of BDO Seidman as the independent certified public accountants of The Coeur d'Alenes Company ("Cd'A" or the "Company"), for the proposal to amend the Company's articles of incorporation to effect a reverse stock split followed by a forward stock split of the Company's common stock and, as to any other business that comes before the meeting, in the manner deemed in the best interests of the Company by the persons named in the proxy.

Shareholders may vote in person or by proxy. A shareholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting of Shareholders and voting in person. Attendance at the Annual Meeting of Shareholders will not in and of itself constitute the revocation of a proxy.

As of the record date, March 1, 2002, the Company had outstanding and entitled to vote 5,335,530 shares of Common Stock, each of which is entitled to one vote on each matter to be voted on at the meeting. The
Articles of Incorporation of the Company state that shareholders are not entitled to exercise cumulative voting rights for the election of directors.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board of Directors of the Company will be comprised of five members. The names, ages, business experience during the past five years and positions of the nominees for directors are set forth below. All directors serve until the next annual meeting of the Company's shareholders and until their successors are elected and qualified or until their earlier resignation, removal or death. Officers are appointed annually by the Board of Directors at the organizational meeting of the directors following the annual meeting of shareholders. There are no arrangements or understandings between any nominee and any other nominee pursuant to which the nominee is listed below.




NOMINEES FOR DIRECTORS

NAME			   AGE  POSITION    TERM SERVED

Jimmie T.G. Coulson	   68   Director,    Jan. 1976
5920 S Phalon Lane	        President,   Jan. 1982
Spokane WA 99223	        CEO          Jan. 1982

Marilyn A. Schroeder 	   50   Director,    Dec. 1991
N. 15406 Lloyd Lane	        Treasurer,   Jan. 1982
Mead WA 99021		        CFO	     Jan. 1982
			        Vice-Pres    May 1998

Wendell J. Satre	   83   Director     Mar. 1989
2822 E Snowberry Lane
Spokane WA 99223

Robert P. Shanewise, M.D.  80	Director     Mar. 1989
921 West Comstock Ct.
Spokane WA 99203

Lawrence A. Stanley	   73	Director     Feb. 1997
311 West 32nd Avenue
Spokane WA  99203

Mr. Coulson has been a director of Cd'A since January
1976 and President and Chief Executive Officer of Cd'A since January 1982. Mr. Coulson also is a Director of Inland Northwest Bank, a Washington state-chartered commercial bank. He is a member of the Steel Service
Center Institute Planning and Policy committee and a past Director of Spokane Area Economic Development.

Mr. Satre has been a director of Cd'A since March 1989.
 He is a retired chairman and CEO of Washington Water
Power (currently operating as Avista Corp). He also is a director and chairman of Output Technology
Corporation, a manufacturer of high speed printers, president and chairman of the Board of Directors of Consolidated Electronics, Inc. and a director of Key
Tronic Corporation where he served as acting president from August 1991 to March 1992.

Ms. Schroeder has been Treasurer and Chief Financial
Officer of Cd'A since January 1982 and has been a Director of Cd'A since December 1991 and a Vice
President of Cd'A since 1998. She also is a member of the Board of Directors of Associated Industries of the Inland Northwest and a member of the Steel Service
Center Institute Management Information Committee.

Dr. Shanewise has been a Director of Cd'A since March
1989. Dr. Shanewise has been an orthopedic surgeon for Orthopedic Associates, Inc., from 1955 to present. He also was a Director of Conjecture from 1979 to February
1993 and President of Conjecture from 1987 to the merger date of February 2, 1993. Dr. Shanewise is the owner of Moran Vista Assisted Living Facility.

Lawrence A. Stanley is currently CEO of Empire Bolt and
Screw, Inc.; former Chairman of the Board of Avista
Corporation, a Director of Output Technology
Corporation, a manufacturer of high speed printers for industry. He is past Chairman of the Association of Washington Businesses and the Spokane Area Chamber of
Commerce.



The directors recommend a vote in favor of the nomination of these directors.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers of the Company

The following information is provided about the
Company's present executive officers.
NAME	 AGE	POSITION & TERM SERVED
3/28/02

Jimmie T.G. Coulson	 68	Director since January 1976
				President and CEO since
	     			January 1982

Marilyn A. Schroeder     50	Director since Dec 1991
				Treas and CFO since Jan.
				1982.
				Vice-President since May
				1998

Lawrence A. Coulson	 43	Gen Mgr of Stock Steel
				since Oct. 1986
				Vice President of Stock
				Steel since Jan 1990

Joel E. Simpson	  	 44	Vice President since
				August 1995
				General Manager Cd'A Ind
				Fab Nov. 1993  September 2001
				Vice President  Special
				Accounts Manager Since
				October 2001
COMPENSATION
Reference is made to the Form 10-KSB for the fiscal year ended September 2001, Item 10, which is incorporated by reference herein.




	OTHER TRANSACTIONS

Compensation of Directors

Directors who are not officers of the Company are paid
$400 for each regular meeting attended, $200 for each special meeting attended and $200 for all committee meetings not held in conjunction with a full Board
Meeting.

Committees of the Board of Directors
The following is a list of standing committees and members of each:


                                     NO. MEETINGS FYE
COMMITTEE		MEMBERS
SEPTEMBER 2001

EXECUTIVE	*	Jimmie Coulson		0
			Wendell J. Satre
			Robert P. Shanewise
			Lawrence A. Stanley


AUDIT		*	Lawrence A. Stanley	1
			Robert P. Shanewise	1
			Wendell J. Satre	1

COMPENSATION	*	Robert P. Shanewise	1
			Lawrence A. Stanley	1
			Wendell J. Satre	1

NOMINATING	*	Wendell J. Satre	1
			Lawrence A. Stanley	1
			Jimmie T. G. Coulson	1
			Robert P. Shanewise	1

*  Committee Chairperson

The duties of the Committee are as follows:

Executive Committee. The Executive Committee shall have the full authority of the Board of Directors to take action upon such matters as may be referred to the Committee by the Board of Directors.

Audit Committee. The Audit Committee meets with the independent public accountants at least annually to review financial data and address issues relevant to the operation of the Company.

Compensation Committee. The Compensation Committee receives and considers recommendations from the chief executive officer for salaries and other forms of compensation for the executive officers and makes recommendations to the Board of Directors on these matters.

Nominating Committee. The responsibilities of the Nominating Committee include recommending persons to act as directors, preparing for and recommending replacements for any vacancies in director positions during the year, and initial review of policy issues regarding the size and composition of the Board of Directors.



There were four regularly scheduled Board meetings during the fiscal year ended September 30, 2001 All directors were in attendance at all regular meetings, including Committee meetings. All committee meetings were attended by the full committee.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of three directors who are independent
Directors as defined by the applicable rule of the NASD listing standards. The Board of Directors has not adopted a written charter for the Audit Committee.

The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as the Company's independent accountants. Management is responsible for the Company's financial statements and the financial reporting process, including the system of internal controls. The independent accountants are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit
Committee's responsibility is to oversee these processes and the activities of the Company's internal audit department.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit
Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement On Auditing Standards No. 61,
"Communication with Audit Committees".

The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independent Standards Board Standard
No. 1, "Independence Discussions with Audit
Committees". The Audit Committee also considered the compatibilities of non-audit services with the accountants' independence.

In fulfilling its oversight responsibilities, the Audit
Committee has reviewed and discussed with management and the independent accountants the Company's audited financial statements contained in the Company's Annual
Report on Form 10-KSB for the year ended September 29, 2001. The Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-
KSB for the year ended September 29, 2001, as filed with the Securities and Exchange Commission.

The Audit Committee discussed with the Company's independent accountants the overall scope and plans for their audit. The Audit Committee meets with the internal and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

The aggregate fees billed by BDO Seidman, LLP for professional services for the audit of the Company's annual consolidated financial statements for fiscal
2001 and the review of the consolidated financial statements included in the Company's Annual Report on Form 10-KSB for fiscal 2001 were $27,000. There were no fees billed by BDO Seidman, LLP to the Company for financial information systems design and implementation for fiscal 2001. The aggregate fees billed to the Company for all other services rendered by BDO Seidman, LLP for fiscal 2001 were $7,398.

This report is submitted by the Audit Committee. Its members are:
		Lawrence A. Stanley, Chairman
		Wendell J. Satre
		Robert P. Shanewise



Filing Requirements

With respect to the Company's most recent fiscal year, the records of the Company indicate that the directors and executive officers have filed all required Forms 3, 4 and 5 on a timely basis.



	SECURITY OWNERSHIP AND CERTAIN
	BENEFICIAL OWNERSHIP OF MANAGEMENT

Reference is made to the Form 10-KSB for the fiscal year ended September 29, 2001. Item 11, which is incorporated by reference herein.



	CERTAIN RELATIONSHIPS AND RELATED
	TRANSACTIONS

During October, 1993, the Company sold $250,000
convertible debentures in a private placement.  The
debentures were due on October 31, 1998 but the initial
term was extended for one year through October 30,
1999.  The interest rate was 8-3/4% for the period of
the extension.  The debentures were secured by a second
lien on the real estate.   Reference is made to the
form 10-KSB for the fiscal year ended September 29, 2001, Item 2, which is incorporated by reference herein.

PROPOSAL NO. 2
SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BDO Seidman has examined the financial statements of the Company starting with the fiscal year ended
September 30, 1989 through fiscal year ended September
29, 2001. The directors recommend that their appointment for fiscal 2002, (the period ending
September 28, 2002) be approved by the shareholders.
If a majority of the shares present at the meeting fails to approve the appointment of BDO Seidman as independent certified public accounts, the Board of Directors will consider the selection of another accounting firm. A representative of BDO Seidman is not expected to be present at the annual meeting of shareholders. Therefore BDO Seidman will not have the opportunity to make a statement or respond to questions.

PROPOSAL NO. 3

AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD
STOCK SPLIT OF THE COMPANY'S COMMON STOCK

The Board of Directors has authorized and unanimously recommends that the Shareholders approve a reverse 1 for 1000 stock split followed immediately by a forward
1000 for 1 stock split of the Company's common stock
(together, the "Transaction"). As permitted under Idaho law, Shareholders of the Company whose shares are converted into less than one share in the reverse split portion of the Transaction will receive cash payments equal to the value of their fractional interests determined in the manner described below. The
Transaction will include shares of common stock held in a nominee account, as well as shares registered in the name of a Shareholder.

If approved, the Transaction will take place on April
30, 2002. For the Transaction to be approved, a majority of the Shareholders entitled to vote at the Meeting, including Shareholders who are affiliated with the Company, must approve the amendments to the Company's Articles of Incorporation attached hereto as Exhibit A; the Company anticipates that the Shareholders listed in the Security Ownership of Management section on page 15 of the Annual Report on Form 10-KSB will vote in favor of the transaction.

Summary of the Transaction:

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED
BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION NOR HAS THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION
OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS
PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

Summary of Terms of Transaction:

The terms of the Transaction are summarized as follows:

The purpose of the Transaction is to cash out
Shareholders holding less than one thousand
(1,000) shares of common stock in a record or nominee account at 6:01 p.m. in April 30, 2002
(the "Effective Time");

The ratio for the reverse split is one (1) share for every one thousand (1,000) shares beneficially owned at the Effective Time;

Shareholders who are cashed out will receive $0.25 for each share beneficially owned the moment before the Effective Time;

The transaction must be approved by a majority of the Shareholders including Shareholders who are affiliated with the Company as officers, directors or employees;

If the transaction is approved, then the Company intends to file a certification of termination of registration of its common stock with the Securities and Exchange Commission and the Company will cease to be a reporting company;

The transaction, if approved, will not have any affect upon Shareholders beneficially owning one thousand (1,000) or more shares of the Company's common stock.

Affect on Shareholders:

If approved at the meeting, the Transaction will affect
Shareholders holding less than 1,000 shares of common stock in a record account or in a nominee account at the close of business on April 30, 2002. The Company intends for the Transaction to treat Shareholders holding common stock in street name through a nominee
(such as a bank or broker) in the same manner as Shareholders whose shares are registered in their name.
 Such shares will be cashed out by the Company at a price based upon $0.25 for each share beneficially owned by a Shareholder prior to the effective time of the reverse split; the Directors have determined that $0.25 represents a fair value for the cashed-out shares. (See, Structure of the Transaction below.) No commission or other fee will be charged to the Shareholders on this cash-out. The purchase price will be paid when the certificates for such shares are delivered to the Company. Such shares will have no continuing interest in the Company after the Transaction whether or not such shares are delivered to the Company.

The Transaction will have no net effect on Shareholders holding 1,000 or more shares of the Company's common stock whether held of record or in a nominee account with a bank or broker. Continuing Shareholders will no longer receive whatever benefits result from the reporting system, including the continued filing of the annual report on Form 10-KSB and quarterly filings on Form 10-QSB. If the Transaction is approved, then the Company intends to withdraw its registration of the common stock with the Securities and Exchange
Commission and cease to be  a reporting company.

Reasons for Transaction:

The Directors, including all directors who are not employees of the Company, recommend approval of the Transaction for the following reasons, which are described in more detail under "Background and Purpose of the Transaction" below:

As a result of the Company's merger with Conjecture, Inc. in 1993, the Company has a large number of Shareholders holding a small number of shares. As of January 1, 2002, 599 of the 721
Shareholders of record of the Company held less than 1,000 shares. These shares constituted only
63,287 of the total 5,335,530 shares outstanding at the time. Continuing to maintain accounts for these Shareholders and mailing them notices and financial information costs the Company a substantial amount each year. The Transaction will reduce the number of Shareholders with small accounts and result in significant cost savings for the Company.

In most cases, it is prohibitively expensive for Shareholders with fewer than a round lot of 1,000 shares to sell their shares in the limited public market that exists for the stock. The Transaction provides such Shareholders with the opportunity to receive cash for their shares without incurring brokerage fees. If these Shareholders, however, do not want to cash out their shares, they can purchase additional shares on the open market to increase their record account to at least 1,000 shares or, if applicable, consolidate or transfer record or nominee accounts held in different names into a single record or nominee account with 1,000 or more shares. Shareholders with less than 1,000 shares in a nominee account can instruct their agent to purchase additional shares; for some
Shareholders, the nominee account could be closed with the shares consolidated with shares held of record. Such Shareholders need to complete any purchase or consolidation prior to the effective time on April 30, 2002.

STRUCTURE OF THE TRANSACTION

The Transaction includes both a reverse stock split and a forward stock split of the Company's common stock. If this Transaction is approved and occurs, the reverse split will occur at 6:00 P.M. Pacific time on April 30, 2002 (the "Effective Time"). All Shareholders on April
30, 2002 will receive 1 share of the Company's common stock for every 1,000 shares of the Company's common stock held in their record or nominee accounts at that time. Any Shareholder who has the beneficial interest in fewer than 1,000 shares of the Company's common stock at the Effective Time (referred to hereafter as a "Cashed-Out Shareholder"), will receive a cash payment instead of fractional shares. This cash payment will be $0.25 per share as determined by the Board of Directors at a regularly scheduled meeting of the Board held on November 29, 2001. The Directors considered an independent valuation report prepared by Cronkite and Kissell that established the value at $.08 per share as of August 31, 2001. The Directors, however, did not accept the conclusions and recommendations of that report; consequently, it has not been provided to the Shareholders as part of this proxy statement. The
Directors decided that $0.25 was a more appropriate value. The minutes of the meeting for this discussion state in part as follows:

The Board concluded that the Company should attempt to eliminate the small shareholders in order to reduce the number of shareholders to less than 300. The Company thus would not be required to be a reporting entity with the Securities and Exchange Commission. Elimination of the filing requirements will reduce expenses significantly. An independent valuation report by Cronkite and Kissell on the Company's stock was available for Board use. This report concluded that the shares of common stock have a fair market value of $0.08 per share. There was discussion on the lack of relevance of this report. Since the report did not compare the Company to other companies of similar size, the Board felt that the discounts for lack of marketability and lack of control used in the report were questionable; consequently, the directors did not accept the conclusions set forth in the report. A value of twenty-five cents a share, roughly half of current book value, was considered and determined by the directors to be a fair price.

At the next regularly scheduled directors meeting held
January 28, 2002, the directors reviewed again their prior conclusion that $0.25 was the fair market value for the shares. The directors noted that the price earnings ratio at that value would be 12.5 to 1 and concluded that $0.25 was the fair market value per share. As required by Idaho law, the directors also considered the beneficial effect upon the Company's customers, vendors, and suppliers of the cost reductions resulting from the Transaction.

Immediately following the Effective Time for the reverse split, all Shareholders who are not Cashed-Out
Shareholders will receive 1,000 shares of the Company's common stock for every 1 share of stock they received as a result of the reverse stock split. If a Shareholder holds 1,000 or more shares in a record or nominee account prior to the Transaction, any fractional share in those accounts will not be cashed out after the reverse split and the total number of shares held in those accounts will not change as a result of the Transaction.

In general, the Transaction can be illustrated by the following examples:


Hypothetical Scenario

Result

A is a Shareholder who holds 999 shares of Company stock in one account as of 6 P.M. on April 30, 2002. Assume the trading value of A's share is $0.25 per share.

Instead of receiving a fractional share (.999 of a share) of Company stock after the reverse split, A's 999 shares will be converted into the right to receive cash. For these 999 shares, A will receive $249.75, assuming the hypothetical trading value of $0.25 per share.

Note: If A wants to continue an investment in the Company, A can buy at least 1 share of stock and hold it in A's record account. A would have to act far enough in advance of April 30, 2002 so that the purchase is complete by the close of business on that date.

B has 1 record account and 1 nominee account. As of April 30, 2002, B holds 500 shares of Company stock in one account and 700 shares of stock in the nominee account.
B has the beneficial interest in the shares in both accounts.
B will receive cash payments equal to $0.25 per share for shares of Company stock in each of the two accounts. B would receive two checks totaling $300.00 (500 shares x. .25 = $125.00 + 700 shares x .25 = $175.00 $125.00+
$175.00 = $300.00
Note: If B wants to continue an investment in the Company, B can consolidate/ transfer the two accounts prior to April 30, 2002. In that case, B's holdings will not be cashed out in connection with the Transaction because
B will hold at least 1,000 shares in one account. B would have to act far enough in advance so that the consolidation is complete by the close of business on April 30, 2002.

C holds 1,001 shares of Company stock in a record account as of April 30, 2002.
After the Transaction, C will continue to hold all 1,001 shares of Company stock.; the Transaction will not affect his ownership.

D holds 999 shares of Company stock in a nominee account as of April 30, 2002.

Same result as A above.

BACKGROUND AND PURPOSE OF THE TRANSACTION

The Company has a large number of small shareholders resulting from the merger with Conjecture, Inc. in 1993. Since that time, the Company has been able to reduce its total number of Shareholders by offering several programs that have allowed the Shareholders to tender their shares to the Company. The Company, however, still has a large number of Shareholders with less than 1,000 shares.

As of January 1, 2002, 599 Shareholders owned fewer than 1,000 shares of stock. At that time, these Shareholders represented approximately 83% of the total number of Shareholders of record, but with ownership less than 2% of the total number of outstanding shares of the Company's stock. The Transaction will provide the Cashed-Out Shareholders with a cost-effective way to cash out their investments, as the Cashed-Out
Shareholders will not have any transaction costs in connection with the Transaction. In most other cases, small shareholders would likely incur brokerage fees disproportionately high relative to the market value of the shares if they wanted to sell their stock. In addition, some small shareholders might even have difficulty finding a broker willing to handle such a small transaction. The Transaction, however, eliminates these problems for most small shareholders.

Moreover, the Company will benefit from substantial cost savings as a result of the Transaction. The cost of administering each Shareholder's account is the same regardless of the number of shares held in each account. Therefore, the Company's cost to maintain hundreds of small accounts is disproportionately high when compared to the total number of shares involved.

Because of these disproportionate costs, the Directors believe that it is in the best interests of the Company and its shareholders as a whole to eliminate the administrative burden and costs associated with small shareholders with fewer than 1,000 shares of Company stock.

The Company in the future may pursue alternative methods of reducing its shareholder base whether or not the Transaction is approved, including odd-lot tender offers and programs to facilitate sales by shareholders of odd-lot holdings. There can be no assurance, however, that the Company will decide to engage in any such transactions.

AFFECT OF THE TRANSACTION ON COMPANY SHAREHOLDERS

Shareholders With Fewer Than 1,000 Shares:

If the Company completes the Transaction, Cashed-Out
Shareholders:

Will not receive a fractional share of the Company stock as a result of the reverse split.

Instead of receiving a fractional share of Company stock, will receive cash equal to $0.25 for each share owned beneficially prior to the Effective
Time of the Transaction.

After the reverse split, will have no further interest in the Company with respect to cashed-out shares. These shares will no longer be entitled to the right to vote as a shareholder or share in the Company's assets, earnings and profits.

Will not have to pay any service charges or brokerage fees in connection with the Transaction.

As soon as practicable after April 30, 2002, will receive cash for the common stock held immediately prior to the reverse split in accordance with the procedure described below.

All amounts owed to Shareholders will be subject to applicable federal income tax and state abandoned property laws.

No interest will be paid on cash payments owed as a result of the Transaction.

If you hold certificated shares:

A Cashed-Out Shareholder with a stock certificate representing cashed-out shares will receive a transmittal letter from the Company as soon as practicable after April 30, 2002. The letter of transmittal will contain instructions on how to surrender stock certificate(s) to the Company for cash payment. Cash payments will not be made until the outstanding certificate(s) are surrendered to the Company together with a completed and executed copy of the letter of transmittal. Please do not send certificates until you receive a letter of transmittal.

If you hold shares in a nominee account:

The Company intends for the Transaction to treat
Shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as Shareholders whose shares are registered in their names. Nominees will be instructed to effect the Transaction for their beneficial holders. Nominees, however, may have different procedures and Shareholders holding common stock in street name should contact their nominees.

NOTE:

Shareholders who would be cashed out as part of the Transaction but want to continue to hold Company stock after the Transaction may do so by completing any of the following actions by April 30, 2002:

(1)	Purchase a sufficient number of shares of Company
stock on the open market and have them registered or deposited so that they hold at least 1,000 shares in their account immediately prior to the Effective Time for the reverse split; or

(2)	If applicable, consolidate accounts so that they
hold at least 1,000 shares of Company stock in one record account immediately prior to the Effective
Time.

Shareholders with 1,000 or More Shares:

Shareholders with 1,000 or more shares of common stock as of 6:00 P.M. on April 30, 2002 will first have their shares converted to one thousandth of the number of shares held immediately prior to the reverse split. One minute after the reverse split, at 6:01 P.M., such shares will be reconverted in the forward stock split into 1,000 times the number of shares held after the reverse split, which is the same number of shares held before the reverse split. As a result, the Transaction will not affect the number of shares held by the shareholder who holds 1,000 or more shares immediately prior to the Effective Time.

Beneficial Owners of Company Stock:

The Transaction will affect shareholders holding
Company stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures and shareholders holding Company stock in street name should contact their nominees to determine how they are affected by this transaction.

Determination of Cash-Out Price

As explained in the section above entitled Structure of the Transaction, the cash-out price of the stock will be $0.25 per share. Under Idaho law, the Company either may arrange for the sale of these fractional shares or pay cash for their fair value. If the Transaction is completed, the Directors will elect to pay cash for the fair value.

AFFECT OF THE TRANSACTION ON COMPANY

The Transaction will affect the registration of the Company's common stock with the Securities and Exchange
Commission (the "SEC") under the Securities Exchange
Act of 1934, as amended. Following the successful completion of the Transaction, the Company will file a certification of termination of registration pursuant to Rule 12g-4, as promulgated by the SEC under the Securities Exchange Act of 1934. The Company will cease to be a reporting company. The Company's listing of common stock on the NASDAQ Bulletin Board will be discontinued. The Company will not be required to file annual or quarterly reports with the SEC for any reporting period ending after the date that the certification is filed. Information contained in annual or quarterly reports will not be available on the internet.

The Company's Articles of Incorporation currently authorize the issuance of 10 million shares of common stock having no par value. The Amendment to the Articles of Incorporation will reduce the authorized shares to 1,000 shares as of the Effective Time, with the number of authorized shares returned to 10,000,000 shares moments thereafter. (See, Exhibit A) The total number of outstanding shares of Company common stock will be reduced by the number of shares held by Cashed-
Out Shareholders immediately prior to the Effective
Time. Based on the Company's best estimates, if the Transaction had taken place as of January 1, 2002, the number of outstanding shares of common stock would have been reduced by approximately 63,287 assuming only shareholders of record are affected by the Transaction and that no Shareholders took steps to retain their shares. The number of holders of record of Company common stock then would have been reduced from approximately 721 to 122 or by approximately 599 shareholders. Consequently, the Company expects to be able to withdraw its registration with the SEC, even if shareholders with less than 1,000 shares in a nominee account are not included in the Transaction.

The Company has no current plans to issue additional shares of common stock. Unless legally required to do so, the Directors will not seek further shareholder action before issuing stock. The Articles of Incorporation do not provide shareholders with any preemptive right to acquire shares.

The total number of fractional shares that will be purchased and the total cash to be paid by the Company are unknown. If the Transaction, however, had been completed as of January 1, 2002, the cash payment that would have been issued to those Cashed-Out Shareholders who are Shareholders of record would have been $15,822 based on 63,287 shares held by 599 record shareholders.
The actual amounts will depend on the number of Cashed-
Out Shareholders on April 30, 2002, which may vary from the number identified on January 1, 2002. The Company also cannot determine at this time the number of Shareholders beneficially owning less than 1,000 shares whose shares are held in a nominee account. Any such Shareholders subject to the cash-out would be added to the totals in this paragraph. All funds required to complete the transaction will be provided by the general operations of the Company. The Company estimates that the expenses of the Transaction, excluding estimated postage expense for the proxy statement for this proposal and the printing cost of the Annual Report, will not exceed $10,000.00. The
Company will not borrow funds specifically for the Transaction.

The Company's shares of common stock will continue to have no par value.

STOCK CERTIFICATES

The Transaction will not affect any certificates representing shares of common stock held by owners of 1,000 or more shares immediately prior to the reverse split. Old certificates held by any of these Shareholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

As described above, any Cashed-Out Shareholder with share certificates will receive a letter of transmittal after the Transaction is completed. These Shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Company before they can receive cash payment for their shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Certain federal income tax consequences to the Company and shareholders resulting from the Transaction are summarized below. This summary is based on existing US
Federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to shareholders in light of their individual circumstances. Many shareholders (such as financial institutions, insurance companies, broker-dealers, tax exempt organizations and foreign persons) may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign or other tax considerations. This summary assumes that shareholders have held and will hold their shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.
Shareholders should consult their tax advisors as to the particular federal, state, local, foreign, and other tax consequences, in light of their specific circumstances.

The federal income tax consequences to shareholders also will depend upon whether they are continuing or Cashed-Out Shareholders, as discussed below.

Federal Income Tax Consequences to Shareholders Who Are
Not Cashed Out by the Transaction:

Any shareholder who (1) continues to hold Company stock immediately after the Transaction, and (2) receives no cash as a result of the Transaction, will not recognize any gain or loss in the Transaction and will have the same adjusted tax basis and holding period in his Company stock as he had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Cashed-Out
Shareholders:

	Shareholders Who Exchange All of Their Company
Stock for Cash as a Result of the Transaction.

A Cashed-Out shareholder who receives cash in exchange for a fractional share as a result of the Transaction, will recognize capital gain or loss. The amount of capital gain or loss recognized will be the difference between the cash received for cashed-out stock and the Shareholder's aggregate adjusted tax basis in such stock.

Maximum Tax Rates Applicable to Capital Gain:

Net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

ADDITIONAL INFORMATION

The Company's Annual Report for the fiscal year ended
September 29, 2001, has been included with the proxy statement. The section entitled "Business of the Issuer", together with the consolidated financial statements for the fiscal years ended September 29, 2001 and September 30, 2000, provide additional information concerning the Company's business, including products currently distributed, the methods of distribution, principal markets and effective environmental laws and regulations. The information set forth in the Annual Report is important for every Shareholder to review. The Annual Report also contains a description of real property owned and leased by the Company together with a description of the plant and facilities of the Company. The Sections of the Annual
Report entitled "Business of Issuer" and "Description of Property" on pages 2 and 5 of the Annual Report are incorporated herein by reference. The consolidated financial statements on pages F-1 through F-18 also are incorporated by reference

The Company currently has fifty-five (55) employees on a full-time equivalent basis. There is currently no established public trading market for the Company's common stock.. The range of high bid and low bid quotations for the Company's common stock, by quarters, as reported on the over-the-counter market for the period beginning October 1, 1999 through September 29,
2001, is set forth in dollars per share below:



			   2001 	  2000
			High  Low	High  Low

July 1  September 30	$.12 - $.05	$.12 - $.12
April 1  June 30	$.10 - $.10	$.25 - $.12
January 1  March 31	$.12 - $.10	$.31 - $.12
October 1  December 31	$.12 - $.12	$.12 - $.12

The source of the above quotations is the Spokane over-the-counter listing, and the above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions. In addition, the lack of an established public trading market for the Company's common stock should be kept in mind in reviewing the above quotations. The prices shown are reflective of transactions for a limited number of shares.

The Company has not declared or paid any dividend on the shares of common stock in the last two (2) fiscal years. There also have not been any changes in or disagreements with the Company's independent public accountants concerning accounting or financial disclosures.

DISSENTERS' APPRAISAL RIGHTS

In accordance with Section 30-1302 of the Idaho Code,
Cashed-Out Shareholders have the right to dissent from the Transaction and to receive payment in cash for the "fair value" of those shares voted against the Transaction. Since this brief summary is not a complete statement, a Shareholder intending to dissent from the Transaction should refer to Section 30-1-1301 et seq. of the Idaho Code attached to this Proxy
Statement as Appendix A.

A Shareholder who wishes to assert dissenters' rights
must (a) send a written notice to the Company at P. O.
Box 2610, Spokane, WA   99210-2610, Attention:  Jimmie
T. G. Coulson, President, prior to the time the vote is taken, that the Shareholder intends to demand payment for his shares if the Transaction is completed; and (b) not vote his shares in favor of the proposed action.
If the Transaction is authorized by the Shareholders at the Annual Meeting, then the Company will deliver a written Dissenters' Notice to all Shareholders who submitted their notice of intent and did not vote in favor of the Transaction. The Company's notice will be sent within ten (10) days of the Meeting date and will contain the information set forth in Section 30-1-1322
(see, Appendix A-4). The Shareholder then must submit a demand for payment in the form required by Section
30-1-1323 (see, Appendix A-5) and the Company thereafter will forward payment to the dissenter of the amount that the Company estimates to be the fair value of the dissenter's shares, plus accrued interest. The
Company does not have any reason to believe that the fair value as determined for dissenters' shares will be any different than the fair value set by the Directors for the Transaction; consequently, the amount sent to dissenting shareholders is anticipated to be an amount equal to $0.25 per share for each share held by the dissenting shareholder prior to the Effective Time. If the dissenter decides not to accept the payment received from the Company, then the dissenter may notify the Company in writing of its own estimate of the fair value of the shares and demand payment of the estimated amount. Such demand from the dissenter must be made within thirty (30) days after the Company has made or offered payment for his shares. If the dissenter does not accept the Company's payment and the Company does not agree with the dissenter's estimate of the fair value, then the Company will commence a proceeding in the Idaho District Court for the County of Kootenai. The Court may appoint appraisers and shall assess the costs of the proceeding, including reasonable compensation and expenses of appraisers appointed by the Court, against the Company unless the Court determines that the dissenters acted arbitrarily, vexatiously, or not in good faith.

RESERVATION OF RIGHTS

The Board of Directors reserves the right to abandon the Transaction without further action by the Shareholders at any time before the filing of the amendments with the Secretary of State, even if the Transaction has been authorized by the Shareholders at the Annual Meeting.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
PROPOSAL NO. 3 TO AMEND THE ARTICLES OF INCORPORATION
TO EFFECT A REVERSE/FORWARD STOCK SPLIT.


	SHAREHOLDERS' PROPOSALS FOR
	2003 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders should be submitted by certified mail, return receipt requested and must be received by the Company at its headquarters in Spokane, Washington on or before September 1, 2002 to be eligible for inclusion in the Company's proxy statements and form of proxy card relating to that meeting.



	FORM 10-KSB FOR THE YEAR ENDED
	SEPTEMBER 29, 2001

A copy of the Annual Report on Form 10-KSB for the year ended September 29, 2001 which was filed with the Securities & Exchange Commission has been included with this proxy statement. Because of the expense associated with producing and mailing, the Exhibits have been omitted. Reference is made to the Form 10-
KSB, Part IV, Item 13 (List of Exhibits) which is incorporated herein by reference. A copy of the exhibits as filed with the Securities and Exchange
Commission, will be sent to shareholders upon request and upon payment of a reasonable charge. Requests should be made to:

	The Coeur d'Alenes Company
	Attn: Arlene Coulson
	PO Box 2610
	Spokane WA 99220-2610

Reference is made to the Form 10-KSB for the fiscal year ended September 2001, Item 2 (Description of
Property) Item 10 (Compensation of executive officers),
Item 11 (Security Ownership of Certain Beneficial
Ownership and Management) and Item 13 (List of
Exhibits) which is incorporated herein by reference.


	OTHER MATTERS TO COME BEFORE
	THE MEETING

No other matters are intended to be brought before the meeting by the Company nor does the Company know of any matters to be brought before the meeting by others.
If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment on any such matters.

By order of the Board of Directors

Arlene Coulson, Secretary